Exhibit 10.30
RESTRICTIVE COVENANTS AND RELEASE AGREEMENT
          A. Petter Ostberg (“Ostberg”) and Standard Parking Corporation, a Delaware corporation (the “Company”), have made and entered into this Restrictive Covenants and Release Agreement (the “Agreement”) effective as of August 31, 2009 (the “Effective Date”).
          WHEREAS, the Company is in the business of providing an array of commercial and residential service-related businesses, including, (a) operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States of America and Canada, providing on-street and off-street parking enforcement (individually and collectively referred to herein as the “Parking Business”), and (b) residential and commercial property management services, security services for commercial establishments and airports, urban transportation services and specialized transportation plans and services for major national and international sporting and special event venues (individually and collectively referred to herein as the “Other Business”; the Parking Business and the Other Business are sometimes collectively referred to herein as the “Business”) (the Company and its subsidiaries and affiliates and other Company-controlled businesses, including its divisions (in each case including their predecessors or successors), are also referred to hereinafter as the “Companies”); and
          WHEREAS, Ostberg has served as a member of the Company’s Board of Directors from June 2, 2004 through July 30, 2009 (the “Prior Service”), and by virtue of such Prior Service has been privy to Company trade secrets and confidential information; and
          WHEREAS, Company and Ostberg now desire to enter into this Agreement on and subject to the terms and conditions set forth below;
          NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party to this Agreement, Company and Ostberg agree as follows:
1.	Consideration. In consideration for the covenants and agreements of Ostberg contained herein, including without limitation, the agreement to provide Transition Services in Section 2, the restrictive covenants in Sections 3, 4, 5 and 6, and the release contained in Section 10, the Company shall pay Ostberg the total amount of One Hundred Thirty Thousand Dollars ($130,000) in installments as follows: the first installment in the amount of Fifty Four Thousand Four Hundred Ninety Eight Dollars ($54,498), shall be payable on January 2, 2010, and monthly installments shall be payable on the first day of each month thereafter through and including August 1, 2010, each in the amount of Ten Thousand Seven Hundred Eighty Six Dollars ($10,786).

2.	Transition Services. Commencing on the Effective Date and continuing for a period of twelve (12) months thereafter, Ostberg shall remain available to the Company to advise with regard to matters as to which Ostberg has special competence, knowledge, skill or experience by reason of his background and Prior Service for the Company, including financial analysis and strategy (the “Transition Services”). The Company and Ostberg shall mutually agree on the amount of time and the manner in which Ostberg will render the Transition Services, which shall occur during mutually convenient times during normal business hours. The Company acknowledges that it will in good faith negotiate additional Consideration hereunder should Ostberg be requested by the Company to perform or provide services involving any significant amount of Ostberg’s time. In providing these services, Ostberg shall not be an employee, officer, director or agent of the Company.

3.	Confidential Information.
(a)	As used in this Agreement, “Confidential Information” means information that is not generally known to the public that was or is used, developed, or obtained by the Companies in connection with any of the Business, including but not limited to information relating to: (i) the Company’s manner and methods of doing business, including without limitation, strategies for negotiating leases, management agreements and other business agreements; (ii) the identity of the Company’s clients, customers, prospective clients and customers, lessors and locations; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the business, developments, activities or systems of the Company, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (v) information concerning the business affairs of any individuals or firms doing business with the Company; (vi) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Company or for which the Companies have or are providing consulting services; (vii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Company; (viii) any actual or planned products or services of Company; (ix) any of Company’s fees, costs, pricing structures, pricing quotations, pricing proposals, or actual or proposed discounts discussed internally or given to or received from any of Company’s actual or potential customers, suppliers, or vendors; (x) any of Company’s financial records or plans; (xi) any information, analysis or strategy regarding any actual or potential sale, divestiture, spin-off, acquisition, purchase, merger, recapitalization, new venture, or business combination involving Company; (xii) any information concerning any third party that has done business with or proposed to do business with Company as to which Company has any confidentiality obligation; (xiii) any nonpublic information relating to any strategy or plan developed or internally discussed by Company for hiring or changing the employment status of any employees; (ix) any nonpublic information relating to any actual or proposed employee compensation or benefit plan, policy or practice of Company, including but not limited to any actual or proposed bonus, commission or incentive compensation plan; (x) any trade secret or proprietary information of Company and (xi) the terms of this Agreement. Notwithstanding the foregoing, Confidential Information does not include any information that (i) has been or is publicly disclosed pursuant to, and to the extent required by, a law or regulation or an order of a court or government agency, (ii) is generally known to persons of Ostberg’s experience in other companies in the same industry who are not themselves bound by similar covenants with respect to confidentiality, or (iii) that becomes publicly available through no fault of Ostberg or any of his agents.

(b)	Ostberg acknowledges and agrees that: (i) Ostberg has been exposed to Confidential Information as a result of Ostberg’s performance of Prior Service for the Company, and may continue to be exposed to Confidential Information by virtue of his Transition Services performed on and after the Effective Date; (ii) all Confidential Information is proprietary to and a trade secret of Company and, as such, is a valuable, special and unique asset owned by Company; (iii) each and every part of the Confidential Information has been developed by Company at significant effort and expense is sufficiently secret to derive economic value from not being generally known to other parties; (iv) any disclosure or unauthorized use of any Confidential

Information by Ostberg will cause irreparable harm and loss to Company; and (v) Company owns the Confidential Information. Ostberg agrees not to dispute Company’s ownership rights to any Confidential Information during or after the term of this Agreement.

(c)	Throughout the duration of this Agreement and at all times thereafter:
i.	Ostberg shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies designed to protect the Confidential Information;

ii.	Ostberg shall not remove or cause to be removed from Company’s premises, whether physically or electronically, the original or any copy of any document, record, file, notebook, report, video or audio recording, computer printout, program, software, hard drive, disk drive, flash or jump drive, DVD, CD, diskette, microfilm, drawing, list, or any other item, that contains, summarizes, describes or reflects any Confidential Information (except as Ostberg’s duties shall require, and in such cases, Ostberg shall promptly return all such items to Company);

iii.	Ostberg shall not, directly or indirectly, use, communicate, disclose, or make available to any other person or entity, any of the Confidential Information, other than (1) as specifically required by law, regulation or legal process or (2) in the proper performance of Ostberg’s duties during Ostberg’s provisions of Transition Services for the Company; and

iv.	If Ostberg learns that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, Ostberg shall promptly advise Company of all facts concerning such action or threatened action.

v.	Ostberg understands that his obligations under this Section 3(c) shall end only when (if ever) the Confidential Information in question becomes generally known to the public other than through a breach of Ostberg’s obligations under this Agreement.

vi.	If Ostberg is requested pursuant to, or required by, any law, regulation or legal process to use or disclose any Confidential Information, Ostberg shall provide Company with written notice of such request or requirement as quickly as possible and comply with any protective order or other appropriate relief that Company obtains preventing or limiting any such disclosure of which Ostberg has notice.
4.	Return of Company Property. Ostberg shall immediately deliver to Company all originals and copies of all Confidential Information and all other property of Company that are or have been in Ostberg’s possession, custody or control, wherever or however such Confidential Information or property may have been located or stored, and take all other steps necessary to ensure that Ostberg no longer has any lawful way to obtain access to any originals or copies of any such information or property. The types of Company property covered by this Section include but are not limited to: all computer hardware (including, without limitation, all computers, Blackberry devices, and personal data assistants); all contents of all such hardware; all passwords and codes needed to obtain access to or operate effectively all or any part of any such hardware; all electronic storage devices (including but not limited to hard drives, disk drives, jump drives, flash drives, diskettes, CDs, and DVDs); all contents of all such electronic storage devices; all passwords and codes needed to obtain access to or effectively operate all or any part of any such electronic storage device; and all computer software and programs, keys, access cards, security badges, credit cards, telephone cards, telephones, equipment, e-mails, correspondence, financial information, accounting information, computer printouts, manuals, flow charts, policies, customer information and lists, vendor information and lists, data, materials, documents, books, files, records, notes, marketing information, specifications, plans, data base information and lists, mailing lists, and all materials describing, reflecting or containing any Confidential Information, including but not limited to any such property or material that is electronically stored.

5.	Non-Competition and Non-Solicitation.
(a)	During the period beginning on the Effective Date and ending one (1) year following the Effective Date (the “Restricted Period”), Ostberg shall not, in any State in the United States of America or any Territory of Canada:
i.	be engaged, whether as an employee, consultant, agent or otherwise, in a sales, managerial, or executive capacity by any business, person, or entity that engages in or is actively planning to engage in any business that is directly and materially competitive with the Business (each, a “Competitor”);

ii.	directly or indirectly provide to a Competitor (whether as employee, consultant, independent contractor, owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, agent, or otherwise) any services similar to those Ostberg provided to the Company;

iii.	other than in the proper performance of Transition Services, directly or indirectly, (whether as employee, consultant, independent contractor, owner, officer, partner, principal, joint venturer, shareholder, director, member, manager, investor, agent, or otherwise), sell, promote, provide, or attempt to sell, promote or provide, any products or services directly and materially competitive with the Business to any person or entity that is or was a customer or potential customer of Company about which Ostberg obtained any Confidential Information during his service for the Company or provision of Transition Services;

iv.	hire, employ, attempt to hire or employ, solicit for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave Company’s employment or service, any person who is employed or otherwise engaged by Company during the Restricted Period or within the twelve (12) month period preceding the Effective Date;

v.	directly or indirectly contact, induce, recruit, solicit business from or attempt to take away any client or customer or potential customer of the Companies, with whom Ostberg had direct contact or responsibility or about whom Ostberg acquired any Confidential Information during his service for the Company or during his provision of the Transition Services. Likewise, Ostberg shall not, directly or indirectly contact or solicit business from any person responsible for referring business to the Company, or who regularly refers business to the Company with whom Ostberg had any direct contact or about whom Ostberg acquired any Confidential Information during his service for the Company or during the provision of Transition Services; or

vi.	help any other person or entity do anything that Ostberg himself is prohibited from doing under this Section 5(a).
(b)	Ostberg acknowledges that the restrictions contained in this Section 5 are necessary to protect Company’s legitimate interests in its Confidential Information, business goodwill, customer relationships, and employee relationships.

(c)	Notwithstanding the foregoing, in the event that during the Restricted Period pertaining to the Other Business, Ostberg desires to engage in conduct prohibited by any of Sub-sections 5(a) i through vi above with respect to the Other Business, Ostberg must obtain the express prior written consent of the Company’s Board of Directors (which may or may not be granted in the sole discretion of the Company’s Board of Directors), as a condition precedent to Ostberg engaging in any such otherwise prohibited conduct.
6.	Nondisparagement. Except as may be required by law or to enforce the terms of this Agreement, during the Restricted Period each of the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) and Ostberg will not make any statements that disparage the other party.

7.	Enforcement.
(a)	Ostberg agrees and acknowledges that in light of Company’s business, the scope and duration of the restrictions contained in Sections 3, 4, 5 and 6 of this Agreement are reasonable and necessary to protect Company’s goodwill or other legitimate business interests and contain reasonable limitations as to the scope of activity to be restrained, the period during which such activity must be restrained, and the geographic area in which such activities must be restrained. Ostberg further agrees and acknowledges that he can honor each and every part of this Agreement without being unreasonably restricted in his ability to earn a living for himself and his dependents during and after his provision of Transition Services for the Company.

(b)	Ostberg agrees and acknowledges that any breach or threatened or anticipated breach of any part of this Agreement will result in irreparable harm and continuing damage to Company, and that the remedy at law for any such breach or threatened or anticipated breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to Company, Ostberg agrees that Company shall be entitled to seek and obtain an injunction or injunctions, without bond or other security, to prevent any breach or threatened or anticipated breach of any such section.
8.	Assistance and Cooperation. During the Restricted Period, Ostberg shall reasonably cooperate with the Company or its attorneys regarding any investigation, litigation, arbitration, or other claim initiated by or brought or threatened against Company (a) with respect to which the Company believes in good faith that Ostberg possesses relevant information, and/or (b) arising from or related to any matter or project in which Ostberg was involved during his Prior Service. Except as may be required by law, Ostberg shall not disclose or discuss with anyone who is not directing or assisting Company in any investigation, litigation, arbitration, claim or dispute covered by the previous sentence, other than Ostberg’s own personal attorney, the fact of or subject matter of any such investigation, litigation, arbitration, claim, or dispute. Ostberg shall cooperate with Company and its attorneys in promptly supplying thorough and accurate information and testimony, without need for a subpoena, with regard to any such investigation, litigation, arbitration, claim or dispute. Ostberg and the Company acknowledge and agree that they share certain common interests and such interests will be best served if Ostberg and the Company and its attorneys can exchange information and engage in communications relating to any investigation, litigation, arbitration, claim or dispute referenced above subject to the protection of the attorney-client privilege, the attorney work product doctrine and other privileges. Accordingly, Ostberg and the Company agree that their communications on such subjects shall be protected from disclosure by the attorney client privilege, the work product doctrine or other applicable privileges even though Ostberg is not an employee of Company. Company shall give due consideration to Ostberg’s business activities and obligations during the Restricted Period in seeking, and Ostberg shall reasonably accommodate Company’s schedule in providing, Ostberg’s assistance under this Section 8. In engaging in any conduct described in this Section 8, Ostberg shall act and be compensated as an independent contractor and not as an employee of Company.
9.	Authorized Expense Reimbursement. The Company shall, to the extent permitted by law, reimburse Ostberg for the reasonable, out-of-pocket expenses that Ostberg incurred in connection with the performance of any Transition Services described in Section 2 or any assistance and cooperation provided under Section 8, provided that, any such expense reimbursement requested by Ostberg shall be expressly conditioned upon Ostberg receiving advance approval from the Company, and provided further that Ostberg submits appropriate supporting receipts and other similar documentation to Company in accordance with Company’s reimbursement policy. Reimbursement payments in one calendar year will not affect the amount available for reimbursement in any other year, and are not subject to liquidation or exchange for any other benefit.

10.	Release and Agreement Not to Sue.
(a)	As used in this Agreement, “Released Parties” means (i) the Companies and (ii) all past and present employees, agents, officials, officers, directors, shareholders, members, managing members, predecessors, successors, insurers and attorneys of the Companies. Nothing in this Agreement is intended to provide and nothing herein shall provide any release to Ostberg.

(b)	Except as set forth in Section 10(c) below, Ostberg (on behalf of himself and all of his/her agents, representatives, attorneys, assigns, heirs, executors, and administrators) releases all of the Released Parties from, and agrees not to bring any lawsuit, action, or proceeding against any of the Released Parties regarding, any and all claims, liability, causes of action, sums of money, agreements, promises, damages, benefits, costs, expenses, attorneys’ fees, and remedies of any type, whether now known or unknown (collectively, “Claims”), relating to any act or failure to act that occurred before Ostberg signed this Agreement, including, without limitation, all Claims arising out of or in connection with Ostberg’s Prior Services, including without limitations any and all Claims (i) for violation of any Federal, state, or local law, (ii) arising out of common law or contract, (iii) arising out of any statute, ordinance, regulation, executive order, or constitution relating to termination, discrimination or retaliation, wages, commissions, bonuses, compensation, or benefits, and (iv) for expenses, costs, or attorneys’ fees.

(c)	Notwithstanding anything in this Agreement to the contrary, Ostberg retains and does not release, waive or relinquish in any way, any and all claims or rights to sue that he has or will have in the future with respect to (i) any legal, equitable or contractual rights or entitlement Ostberg may have to indemnification and/or legal defense (including but not limited to, any rights available to Ostberg under any director’s liability insurance policies, the Company’s by-laws, and/or statute), and/or (ii)

Ostberg’s rights under any Non-Statutory Stock Option Agreement. Nothing in this Agreement is intended to expand and nothing herein shall expand any indemnification right or entitlement of Ostberg or any right of Ostberg under any Non-Statutory Stock Option Agreement.
11.	Litigation Cost and Attorneys’ Fees. In the event of litigation in connection with or concerning the subject matter of this Agreement, each party shall bear their own costs and expenses, including without limitation attorneys’ fees.

12.	Severability. If any provision of clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provisions shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision to the minimum extent necessary to make it enforceable, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

13.	Entire Agreement. This Agreement contains the entire agreement and understanding between Ostberg and Company concerning the matters described herein and supersedes all of their earlier agreements, discussions, negotiations, understandings, and proposals relating to any such matters. The terms of this Agreement cannot be changed except in a document signed by Ostberg and an authorized officer of Company which states that it is changing this Agreement.

14.	Waiver. A party’s failure to insist upon strict compliance with any part of this Agreement, or its failure to assert any right it may have thereunder, shall not be considered a waiver of any of its rights under that or any other part of or right under this Agreement.

15.	Successors and Assigns. This Agreement shall bind and be enforceable by Company and its successors and assigns.

16.	Notices. Any notice required or permitted under this Agreement must be in writing to be effective, and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or by a nationally recognized, reputable prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Ostberg to:	A. Petter Ostberg
25 Highview Road
Darien, CT 06820

In the case of the Company to:	Standard Parking Corporation
900 North Michigan Avenue
Suite 1600
Chicago, IL 60611
Attention: General Counsel
17.	Governing Law; Jurisdiction and Venue; No Jury Trials. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Illinois, without regard to any principles of conflicts of law. Company and Ostberg agree that any suit or action arising under or related to this Agreement must be brought and litigated in, and decided by, the state or federal courts in Cook County, Illinois. Company and Ostberg waive any argument that jurisdiction or venue in any such court is improper, inappropriate or inconvenient, and agree never to assist, participate in, or consent to any such suit or action being transferred to, litigated in, or decided by any other court. Each party to this Agreement voluntarily waives its right to have a jury hear or decide any claim that arises under or relates to this Agreement.

18.	Acknowledgment Regarding Legal Counsel. Ostberg acknowledges that: (1) he has had a full and adequate opportunity to review this Agreement; (2) he fully understands and freely accepts all of its provisions; and (3) prior to assenting to the terms of this Agreement, he has been given a reasonable opportunity to consult with counsel of his choice regarding the terms and effect of this Agreement.
     In Witness Whereof, the parties hereto have executed this Agreement this ___day of November, 2009.

OSTBERG	STANDARD PARKING CORPORATION

By

A. Petter Ostberg	Its: